Exhibit 10.1
NASHUA CORPORATION
Restricted Stock Agreement
Granted Under
2008 Value Creation Incentive Plan
     This Restricted Stock Agreement (this “Agreement”) is made this                      day of                     , 2008 (the “Grant Date”), between Nashua Corporation, a Massachusetts corporation (the “Company”), and                      (the “Participant”).
     For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
     1. Grant and Issuance of Shares.
     The Company shall issue to the Participant, and the Participant shall acquire and accept from the Company, subject to the terms and conditions set forth in this Agreement and in the Company’s 2008 Value Creation Incentive Plan (the “Plan”),                      shares (the “Shares”) of common stock, par value $1.00 per share, of the Company (“Common Stock”). The Company shall issue to the Participant one or more certificates in the name of the Participant for that number of Shares issued to the Participant. The Participant agrees that the Shares shall be subject to (without limitation) the forfeiture provisions set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement. The Participant agrees to the provisions set forth herein and acknowledges that each such provision is a material condition to the Company’s agreement to grant the Shares to the Participant.
     2. Forfeiture of Unvested Shares.
          (a) Notwithstanding any other provision of this Agreement, upon the earlier of (i) the termination of the Participant’s employment with the Company for any reason or no reason, with or without cause, or upon death or disability, and (ii) the third anniversary of the Grant Date, all Unvested Shares (as defined below) shall, without further action of any kind by the Company, be forfeited to the Company as of the date of such termination of employment or the third anniversary of the Grant Date, as the case may be.
     “Unvested Shares” at any time means the total number of Shares multiplied by the Applicable Percentage at such time. The “Applicable Percentage” shall, at any time, be 100% less the following applicable percentage, if any:
     (i) 33% if the average of the last reported sales price per share of the Common Stock on the NASDAQ Global Market (or other national securities exchange or nationally recognized trading system) for a 40 consecutive trading day period ending on the third anniversary of the Grant Date (the “40-Day Average Closing Price”) is equal to or greater than $13.00 and less than $14.00;
     (ii) 66% if the 40-Day Average Closing Price is equal to or greater than $14.00 and less than $15.00; and
     (iii) 100% if the 40-Day Average Closing Price is equal to or greater than $15.00;

provided, however, that in the event the Participant’s employment with the Company is terminated by the Company without “Cause” during the one-year period beginning on the second anniversary of the Grant Date and ending on the third anniversary of the Grant Date, then in the event one of the 40-Day Average Closing Price targets is thereafter met as of the third anniversary of the Grant Date, the Participant’s Shares shall vest as to a percentage of such Shares equal to the number of days during such one-year period that the Participant was employed by the Company divided by 365, provided that in no such event shall the number of Shares to so vest exceed the number that would have otherwise vested had the Participant been employed as of such third anniversary of the Grant Date.
          (b) Notwithstanding any other provision of this Agreement, if, on the first anniversary of the Grant Date, the Participant is not in compliance with any portion of the “Front-End Ownership Requirement” set forth in the Company’s Executive Stock Ownership Guidelines as in effect as of the Grant Date, a copy of which are attached to this Agreement as Exhibit A, then all of the Shares shall, without further action of any kind by the Company, be forfeited to the Company as of the first anniversary of the Grant Date and thereafter all calculations in this Agreement based on the defined term “Shares” shall be based on the number of such Shares as reduced by this provision. If the Participant achieves a portion, but not all, of the Front-End Ownership Requirement on the first anniversary of the Grant Date, a pro rata portion of the Shares, equal to the pro rata portion of the Front-End Ownership Requirement that is not achieved, shall, without further action of any kind by the Company, automatically be forfeited to the Company as of the first anniversary of the Grant Date and thereafter all calculations in this Agreement based on the defined term “Shares” shall be based on the number of such Shares as reduced by this provision.
          (c) For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company.
          (d) For the purposes hereof, “Cause” shall mean (i) the Participant’s continued failure to perform his reasonably assigned duties (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 60 days after written notice for substantial performance is received by the Participant from the Board which identifies the manner in which the Board believes the Participant has not substantially performed the Participant’s duties, (ii) the Participant being convicted of a felony, or (iii) the Participant’s engagement in illegal conduct or gross misconduct injurious to the Company.
     3. Forfeiture Procedures.
          (a) In the event any Shares are forfeited by the Participant pursuant to Section 2(a) or (b) above, the Participant (or the Participant’s estate) shall, pursuant to the provisions of the Joint Escrow Instructions referred to in Section 5 below, tender to the Company at its principal offices the certificate or certificates representing the Shares so forfeited, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company.
          (b) After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to Section 3(a) above, the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.
     4. Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, that are subject to the forfeiture provisions under Sections 2 and 3 above, except that the Participant may transfer such Shares (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4 and the forfeiture provisions set forth in Sections 2 and 3 above) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement.
     5. Escrow.
     The Participant shall, upon the execution of this Agreement, execute Joint Escrow Instructions in the form attached to this Agreement as Exhibit B. The Joint Escrow Instructions shall be delivered to the Clerk/Secretary of the Company, as escrow agent thereunder. The Participant shall deliver to such escrow agent a stock assignment duly endorsed in blank, in the form attached to this Agreement as Exhibit C, and hereby instructs the Company to deliver to such escrow agent, on behalf of the Participant, the certificate(s) evidencing the Shares issued hereunder. Such materials shall be held by such escrow agent pursuant to the terms of such Joint Escrow Instructions.
     6. Restrictive Legends.
     All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:
“The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or owner’s predecessor in interest), and such Agreement is available for inspection without charge at the office of the Clerk/Secretary of the corporation.”
     7. Provisions of the Plan.
          (a) This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

          (b) As provided in the Plan, upon the occurrence of a Reorganization Event (as defined in the Plan), the repurchase and other rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Shares under this Agreement. If, in connection with a Reorganization Event, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Shares is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.
     8. Withholding Taxes; Section 83(b) Election.
          (a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of the Shares to the Participant or the lapse of the forfeiture provisions provided for herein.
          (b) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Participant understands that the Participant may elect to be taxed at the time the Shares are acquired rather than when and as the forfeiture provisions provided for herein expire by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of purchase.
          THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.
     9. Miscellaneous.
          (a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the Shares under this Agreement is earned only by continuing service as an employee at the will of the Company (not through the act of being hired or being issued Shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

          (b) Assignment. The Company shall have the right to assign this Agreement, or any portions thereof, including its rights with respect to the forfeiture of Shares pursuant to Sections 2 and 3 above, to any person or persons.
          (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
          (d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.
          (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.
          (f) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(f).
          (g) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
          (h) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.
          (i) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.
          (j) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.
          (k) Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NASHUA CORPORATION

By:
Name:
Title:

Address: 11 Trafalgar Square, Second Floor Nashua, NH 03063

PARTICIPANT

Name:
Address:

Exhibit A
NASHUA CORPORATION
Executive Stock Ownership Guidelines
2008 Value Creation Incentive Plan
I.  Purpose
     In connection with the determination of awards under Nashua Corporation’s 2008 Value Creation Incentive Plan, which was approved by Nashua’s shareholders in April 2008, Nashua’s Board of Directors has adopted these Executive Stock Ownership Guidelines to further align the interests and actions of Nashua’s executive officers with the interests of Nashua’s shareholders and further promote Nashua’s longstanding commitment to sound corporate governance.
II.  Covered Persons
     These Executive Stock Ownership Guidelines shall apply to the following senior managers:
•	Nashua’s Chief Executive Officer;

•	Nashua’s Chief Financial Officer; and

•	Nashua’s executive officers who are participants in Nashua’s 2008 Value Creation Incentive Plan.
III.  Determination of Guidelines
     The Executive Stock Ownership Guidelines for each executive officer are determined as a multiple of the executive officer’s initial award under the 2008 Value Creation Incentive Plan. Individual guidelines for Nashua stock ownership are established for each covered person as follows for (1) a “Front-End Ownership Requirement” of newly acquired shares to be met within one year of the grant date of the award under the 2008 Value Creation Incentive Plan and (2) a “Back-End Ownership Requirement” of currently held or newly acquired shares to be met upon and following the vesting of the award under the 2008 Value Creation Incentive Plan and upon and following the vesting of any future restricted stock or similar award or the exercise of any future option or similar award:

Front-End	Back-End
Ownership Requirement	Ownership Requirement
Amount of newly acquired shares equal to 10% of shares subject to award under 2008 Value Creation Incentive Plan	Front-End Ownership Requirement
+
50% of shares vested, if any, pursuant to award under 2008 Value Creation Incentive Plan
+
50% of shares vested pursuant to any future restricted stock or similar award and 50% of shares obtained upon exercise of stock options or similar awards (other than shares surrendered or sold upon a cashless exercise or broker-assisted cash free exercise)

IV.  Counting Shares Owned
     Only shares that are acquired (or, with respect to restricted stock, that have vested) on or after the date of the award under the 2008 Value Creation Incentive Plan will count towards satisfaction of the Front-End Ownership Requirement. Shares may count toward satisfaction of the Back-End Ownership Requirement regardless of when they were acquired.
     Shares that count towards satisfaction of an executive officer’s ownership requirements for Nashua stock include:
•	Shares directly or beneficially owned by the executive officer or his or her immediate family members residing in the same household, whether individually or jointly;

•	Shares held in any 401(k) Retirement Savings Plan;

•	Shares granted pursuant to restricted stock awards that have vested and with respect to which the transfer restrictions have lapsed;

•	Shares acquired upon stock option exercises; and

•	Shares acquired in the open market during an open trading window.
Unvested shares of restricted stock and unexercised stock options (even if they are vested and in-the-money) will not count towards satisfaction of an executive officer’s ownership requirements.
V.  Compliance with the Guidelines
     Executive officers are expected to achieve the Front-End Ownership Requirement within one year of the grant date for the award under the 2008 Value Creation Incentive Plan. If an executive officer does not achieve any portion of the Front-End Ownership Requirement by that time, all of the shares subject to the award grant to the executive officer under the 2008 Value Creation Incentive Plan will automatically be forfeited on the first anniversary of the award grant date. If an executive officer achieves a portion, but not all, of the Front-End Ownership Requirement on the first anniversary of the award grant date, a pro rata portion of the shares subject to the award grant, equal to the pro rata portion of the Front-End Ownership Requirement that is not achieved, will automatically be forfeited on the first anniversary of the award grant date. In addition, future equity awards will also be subject to a new Front-End Ownership Requirement of newly acquired shares, equal to a percentage of the shares subject to such future equity award as the Board may then determine, to be met within one year of the grant date of the future equity awards.
     Each executive officer is also expected to achieve the Back-End Ownership Requirement upon the vesting of his or her award under the 2008 Value Creation Incentive Plan and, once achieved, to maintain the Back-End Ownership Requirement for as long as he or she is employed by Nashua. If the Back-End Ownership Requirement is not achieved upon the vesting of the award under the 2008 Value Creation Incentive Plan or maintained after that time, the executive officer will not be eligible to receive future equity awards from Nashua until the executive officer is in compliance with these Executive Stock Ownership Guidelines.

     Until an executive officer achieves both the Front-End Ownership Requirement and the Back-End Ownership Requirement, each executive officer is expected to maintain and increase his or her ownership of Nashua stock and should not engage in any transactions that would decrease his or her ownership of Nashua stock. However, executive officers may, to the extent permitted by Nashua’s Insider Trading Policy and applicable law, use shares of Nashua stock owned by them to secure loans for funds to purchase additional shares of Nashua stock. As noted above, once the Front-End Ownership Requirement and the Back-End Ownership Requirement are achieved, executive officers are expected to maintain the Back-End Ownership Requirement for as long as he or she is employed by Nashua.
VI.  Reporting
     Covered persons will be notified each year where they stand with regard to the requirements of these Executive Stock Ownership Guidelines.
VII.  Hardship
     There may be instances in which the requirements of these Executive Stock Ownership Guidelines would place a severe hardship on an executive officer or prevent an executive officer from complying with a court order (such as in the case of a divorce settlement); although it is expected that these instances will be rare. In these instances, the executive officer may submit a request in writing to the Leadership and Compensation Committee that summarizes the circumstances and describes the extent to which an exemption from the ownership requirements is being requested. The Leadership and Compensation Committee will review the request with the Chairman and will make the final decision with respect to such request. If the request is granted in whole or in part, the Leadership and Compensation Committee will in consultation with the executive officer develop an alternative stock ownership guideline for the executive officer that reflects both the intention of these Executive Stock Ownership Guidelines and the executive officer’s individual circumstances.
VIII.  Administration
     These Executive Stock Ownership Guidelines are administered and interpreted by the Leadership and Compensation Committee of the Board of Directors of Nashua.

Exhibit B
Nashua Corporation
11 Trafalgar Square, Second Floor
Nashua, NH 03063
Joint Escrow Instructions
Date:
Clerk/Secretary
Nashua Corporation
11 Trafalgar Square, Second Floor
Nashua, NH 03063
Dear                     :
     As Escrow Agent for Nashua Corporation, a Massachusetts corporation, and its successors in interest under the Restricted Stock Agreement (the “Agreement”) of even date herewith, to which a copy of these Joint Escrow Instructions is attached (the “Company”), and the undersigned person (“Holder”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of the Agreement in accordance with the following instructions:
     1. Appointment. Holder irrevocably authorizes the Company to deposit with you any certificates evidencing Shares (as defined in the Agreement) to be held by you hereunder and any additions and substitutions to said Shares. For purposes of these Joint Escrow Instructions, “Shares” shall be deemed to include any additional or substitute property. Holder does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such Shares all documents necessary or appropriate to make such Shares negotiable and to complete any transaction herein contemplated. Subject to the provisions of this paragraph 1 and the terms of the Agreement, Holder shall exercise all rights and privileges of a stockholder of the Company while the Shares are held by you.
     2. Forfeiture.
          (a) Upon any forfeiture of the Shares pursuant to the Agreement, the Company shall give to Holder and you a written notice specifying (i) the event of forfeiture, as determined pursuant to the Agreement, (ii) the time for the closing hereunder (the “Closing”), and (iii) the number of Shares being forfeited pursuant to the terms of the Agreement. Holder and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.
          (b) At the Closing, you are directed (i) to date the stock assignment form or forms necessary for the transfer of the Shares, (ii) to fill in on such form or forms the number of

Joint Escrow Instructions
                     ___, 20___

Shares being transferred, and (iii) to deliver same, together with the certificate or certificates evidencing the Shares to be transferred, to the Company.
     3. Withdrawal. The Holder shall have the right to withdraw from this escrow any Shares as to which the forfeiture provisions of Sections 2 and 3 of the Agreement have terminated or expired.
     4. Duties of Escrow Agent.
          (a) Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.
          (b) You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact of Holder while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.
          (c) You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or Company, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or Company by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
          (d) You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.
          (e) You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder and may rely upon the advice of such counsel.
          (f) Your rights and responsibilities as Escrow Agent hereunder shall terminate if (i) you cease to be Clerk/Secretary of the Company or (ii) you resign by written notice to each party. In the event of a termination under clause (i), your successor as Clerk/Secretary shall become Escrow Agent hereunder; in the event of a termination under clause (ii), the Company shall appoint a successor Escrow Agent hereunder.

Joint Escrow Instructions
                     ___, 20___

          (g) If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.
          (h) It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.
          (i) These Joint Escrow Instructions set forth your sole duties with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into these Joint Escrow Instructions against you.
          (j) The Company shall indemnify you and hold you harmless against any and all damages, losses, liabilities, costs, and expenses, including attorneys’ fees and disbursements, for anything done or omitted to be done by you as Escrow Agent in connection with this Agreement or the performance of your duties hereunder, except such as shall result from your gross negligence or willful misconduct.
     5. Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto.

COMPANY:	Notices to the Company shall be sent to the address set forth in the salutation hereto, Attn: President

HOLDER:	Notices to Holder shall be sent to the address set forth below Holder’s signature below.

ESCROW AGENT:	Notices to the Escrow Agent shall be sent to the address set forth in the salutation hereto.
     6. Miscellaneous.
          (a) By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions, and you do not become a party to the Agreement.

Joint Escrow Instructions
                     ___, 20___

          (b) This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Very truly yours,

NASHUA CORPORATION

By:
Name:
Title:

HOLDER:

(Signature)

Print Name

Address:

Date Signed: _________________________________________________
ESCROW AGENT:
_________________________

Exhibit C
(STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE)
FOR VALUE RECEIVED, I hereby sell, assign and transfer unto Nashua Corporation                                          (                    ) shares of Common Stock, par value $1.00 per share, of Nashua Corporation (the “Corporation”) standing in my name on the books of the Corporation represented by Certificate(s) Number                      herewith, and do hereby irrevocably constitute and appoint Nashua Corporation attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated:

Dated:	IN PRESENCE OF: